EXHIBIT 5.1
                         McGUIRE WOODS
                       BATTLE & BOOTHE LLP
                 The Army and Navy Club Building
                      1627 Eye Street, N.W.
                   Washington, D.C. 20006-4007
        Telephone/TTD (202) 857-1700   Fax (202) 857-1737


December 12, 1997


Board of Directors
Comtex Scientific Corporation
4900 Seminary Road
Alexandria, Virginia 22311

Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Comtex Scientific Corporation 1997 Employee Stock Purchase Plan (the "Plan"). The Registration Statement covers 400,000 shares of Comtex Scientific Corporation common stock, $.01 par value (the "Common Stock"), which have been, with the approval of the shareholders of Comtex Scientific Corporation, reserved for issuance under the Plan.

     We are of the opinion that the 400,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                         Very truly yours,

                         /s/ McGuire Woods Battle & Boothe, LLP